Exhibit 99.1

NEWS RELEASE

	Contact:	Linda M. Siluk Chief Financial Officer (973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE
	Investors:	Edward Nebb Comm-Counselors, LLC (212) 699-2745

PARTY CITY CORPORATION ANNOUNCES SENIOR MANAGEMENT TEAM

~ Nancy Pedot Named Chief Executive Officer ~
~ Richard Griner Named Chief Operating Officer ~

     Rockaway, New Jersey, January 12, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, announced today that its Board of Directors has named Nancy Pedot to the position of Chief Executive Officer on a permanent basis and that Rick Griner, a member of the Board and an experienced retailing operations executive, will assume the newly created position of Chief Operating Officer.

     Ralph Dillon, Non-Executive Chairman of the Board, noted, “After extensive consideration, the Board of Directors has selected a top management team that possesses a unique combination of merchandising and operations skills to ensure that Party City can achieve its future growth potential. We could not be more pleased that Nancy Pedot and Rick Griner – who have served on our Board together and have demonstrated their industry expertise and commitment to the Party City concept – have agreed to serve in leadership roles as CEO and COO, respectively.”

     Michael E. Tennenbaum, Vice Chairman, commented, “Nancy Pedot has worked tirelessly and effectively to develop strategic initiatives to enhance Party City’s performance and shareholder value, and is the most qualified person to lead the implementation of these initiatives as our permanent CEO. Rick Griner has been responsible for retail operations with more than 2,000 locations – experience that will be invaluable as we grow Party City. Together, they possess more than 50 years of retailing experience and accomplishments. These selections were made after an extensive search. We believe in boards that consist of outstanding executives who are experienced in the relevant businesses, and these appointments are a consequence of such a policy.”

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     Ms. Pedot, 51, has been Party City’s Acting Chief Executive Officer since April 2003, and has been a Director of the Company since 2000. In 1989 she joined The Gymboree Corporation as Senior Vice President of Merchandising, just three years after the company opened its first store. Ms. Pedot was credited with building the brand and establishing a strong retail concept, and was named President and Chief Executive Officer of Gymboree in 1994. During Ms. Pedot’s tenure, Gymboree expanded from 33 to more than 360 stores in the U.S., Canada and Europe, and from sales of approximately $14 million to over $400 million. She left Gymboree in 1997 to devote more time to family and to community pursuits. Ms. Pedot began her retail management career in 1977, with the San Francisco-based Emporium department store chain, before moving to the Mervyns division of the Dayton Hudson Corporation. She also serves on the boards of PETsMART Inc. and numerous not-for-profit organizations.

     Mr. Griner, 60, was President of Omni Fitness Equipment, Inc., the leading chain of retail stores selling high-end exercise equipment, from 2001 until his retirement in 2003. From 1996-2000, he was President and Chief Operating Officer of Trend-Lines, Inc., the parent company for several retail chains and related catalogs, including Golf Day, Woodworkers Warehouse, and Post Tool. At Trend-Lines, Mr. Griner spearheaded the company’s expansion from a predominantly catalog-based concept to one that produced most of its revenues from retail stores and Internet sales. As Senior Vice President—Operations for Family Dollar Stores, Inc. from 1987-1995, Mr. Griner was the top operations executive for a chain of general merchandise stores with over 2,000 units and $1.7 billion in sales.

     Ms. Pedot stated, “Eight months ago, when I was named Acting CEO, my priority was to develop a strategic road map to enhance Party City’s business processes, sharpen the focus of our product assortment, improve the shopping experience for our customers, and attract talented people. I am excited to have the opportunity as permanent CEO to translate these plans into actions that will unlock the potential of our Company over the long term.”

     Added Mr. Griner, “Party City is a terrific concept and has great brand potential. I look forward to working with Nancy and to applying my experience in store operations, distribution management, logistics, catalog, technology and communications, and staff development to support the Company’s growth.”

     Ms. Pedot will retain her seat on the Party City Board of Directors, while Mr. Griner has resigned from the Board to maintain an optimal balance of independent versus inside Directors.

     Party City will conduct a conference call to discuss this announcement, to be broadcast live over the Internet on Tuesday, January 13, 2004 at 10:00 a.m. Eastern Time. The conference call can be accessed by visiting http://www.partycity.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on http://www.partycity.com until January 27, 2004.

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     Party City Corporation is America’s largest party goods chain and currently operates 247 Company-owned stores and 254 franchise stores. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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